Exhibit 10.4
Amendment to the
Selective Insurance Stock Option Plan II
The Selective Insurance Stock Option Plan II (“Stock Option Plan II”) is amended, effective as of July 26, 2006, as follows:
1.	A new Section V(g) shall be inserted as follows:
(g)	“Fair market value” as used in the Plan, shall mean the closing selling price for the Company’s Common Stock reported on the NASDAQ Global Select Market (or on the NASDAQ Global Market or NASDAQ Capital Market or on a national securities exchange if the Company’s Common Stock subsequently trades on such an exchange) on the applicable date, or if the applicable date is not a trading day, on the most recent trading date immediately prior to the applicable date.
2.	Except as set forth in this Amendment to the Selective Insurance Stock Option Plan II, Stock Option Plan II shall remain in full force and effect.